Exhibit 99.1

B. Riley Principal Merger Corp. Announces Pricing of $125 Million Initial Public Offering

NEW YORK, April 9, 2019 /GlobeNewswire/ -- B. Riley Principal Merger Corp. (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “BRPM.U” beginning on April 9, 2019. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on the NYSE under the symbols “BRPM” and BRPM WS” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on April 11, 2019.

B. Riley Principal Merger Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on established businesses with an aggregate enterprise value of approximately $300 million to $1 billion that would benefit from access to public markets and the operational and strategic expertise of the Company’s management team and board of directors.

B. Riley FBR, Inc. is acting as the sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on April 8, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley FBR, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (800) 846-5050 or by email at prospectuses@brileyfbr.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Daniel Shribman

dshribman@brileyfin.com
212-457-3300

Media:

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425

SOURCE B. Riley Principal Merger Corp.